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                                                                    EXHIBIT 99.2

                                                                  EXECUTION COPY





Worldwide Flight Services Inc.
1001 West Euless Boulevard
Suite 320
Euless, Texas 76040

Attention:  Brodie Hyde

            Re: Offer, dated as of September 20, 2002, for a U.S. $15,000,000 Uncommitted Line of Credit


Ladies and Gentlemen:

1. INTRODUCTION:

Credit Lyonnais New York Branch ("Lender") is pleased to offer to negotiate with Worldwide Flight Services Inc., a Delaware corporation ("Account Party"), for the issuance of standby letters of credit (each, a "Letter of Credit" and collectively, the "Letters of Credit") on an uncommitted basis and subject to the terms and conditions hereof and of the other Credit Documents (as defined in Section 2); provided, however, that the sum of the aggregate amount of Letters of Credit outstanding at any time shall not exceed U.S. $15,000,000.

Upon execution hereof by Account Party and the satisfaction of the conditions to effectiveness set forth herein, this Agreement shall become effective and shall remain in effect until the earlier of December 15, 2002 and the date of revocation hereof by Lender in its sole discretion (such earlier date, the "Expiration Date"). Any obligations of Account Party incurred pursuant to this Agreement and any Application in respect of any issued and outstanding Letter of Credit shall survive its revocation or expiration.

ACCOUNT PARTY UNDERSTANDS AND AGREES THAT (A) LENDER MAY REVOKE THIS AGREEMENT AT ANY TIME WITHOUT NOTICE TO ACCOUNT PARTY AND (B) THIS AGREEMENT IS NOT A COMMITMENT BY LENDER TO ISSUE ANY LETTER OF CREDIT AND NO COMMITMENT FEE IS BEING PAID. NOTWITHSTANDING ANYTHING HEREIN CONTAINED TO THE CONTRARY, IT IS HEREBY AGREED THAT SO LONG AS ANY LETTER OF CREDIT ISSUED PURSUANT TO THE TERMS HEREOF OR ANY APPLICATION REMAINS OUTSTANDING, THE EVENTS OF DEFAULT SPECIFIED HEREIN SHALL REMAIN EFFECTIVE AND SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT, AND THE LENDER SHALL BE ENTITLED TO EXERCISE ANY AND ALL REMEDIES IN RESPECT THEREOF.

2. DEFINITIONS:

As used herein and in the other Credit Documents, the following terms have the following meanings:

"Account Party": as defined in Section 1 hereof.

"Agreement": this Offer, as amended, supplemented, extended or otherwise modified from time to time.

"Application": an application, in the form attached hereto as Exhibit A, requesting Lender to issue a Letter of Credit.

"Base Rate": as determined by Lender on a daily basis, the higher of (a) the rate per annum established by Lender from time to time as the reference rate for short-term commercial loans in U.S. dollars to

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domestic corporate borrowers (which Account Party acknowledges is not necessarily Lender's lowest rate) and (b) the overnight cost of funds of Lender as determined solely by Lender plus 1/4 of 1% per annum.

"Business Day": any day, other than a Saturday or Sunday or legal holiday, on which commercial banks generally are open for business in New York, New York.

"Change of Control": the Parent shall cease to own, directly or indirectly, 100% of the economic and voting interests in Account Party, free and clear of any Lien.

"Collateral Account":  as defined in Section 10.

"Contingent Obligation": as to any Person, any guarantee of payment by such Person of any Indebtedness or other obligation of any other Person, or any agreement to provide financial assurance with respect to the financial condition, or the payment of the obligations of, such other Person which has the effect of assuring or holding harmless any third Person against loss with respect to one or more obligations of such third Person; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

"Credit Documents": this Agreement, the Guarantee and the Applications.

"Default": any Event of Default or any condition or event which, after the giving of notice, the lapse of time, or both, or any other condition, would become an Event of Default.

"Event of Default": as defined in Section 10.

"Expiration Date": as defined in Section 1.

"GAAP": generally accepted accounting principles in the United States of America consistent with those utilized in preparing the audited financial statements referred to in Section 9.

"Guarantee": the Guarantee of the Parent, in the form attached hereto as Exhibit B.

"Indebtedness": of any Person at any date: (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument, (c) all capital lease obligations of such Person, (d) all obligations of such Person in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) all Contingent Obligations of such Person and (g) net liabilities of such Person under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements (calculated on a basis satisfactory to Lender and in accordance with accepted industry practice). The Indebtedness of any Person shall include any Indebtedness of any partnership in which such Person is the general partner.

"Indemnified Liabilities":  as defined in Section 13.

"L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and
(b) the aggregate amount of drawings under Letters of Credit for which Lender has not then been reimbursed.

"Lender": as defined in Section 1.

"Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or

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preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any capital lease obligation having substantially the same economic effect as any of the foregoing).

"Material Adverse Effect": a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Parent or the Account Party and its Subsidiaries taken as a whole, (b) the ability of the Parent or the Account Party to perform their respective obligations under any Credit Document to which it is a party or (c) the validity or enforceability of (i) any of the Credit Documents or (ii) the rights or remedies of Lender thereunder.

"Maturity Date": in respect of any Letter of Credit, December 15, 2003 or such earlier date as the L/C Obligations shall mature, whether by reason of acceleration or otherwise.

"Parent": Vinci SA, a corporation organized and existing under the laws of the Republic of France.

"Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

"Reimbursement Amounts": as defined in Section 5.

"Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule, restriction or regulation or determination of an arbitrator or a court or other governmental authority (including, without limitation, any federal, state or local environmental and employee benefit laws and regulations), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent and the Account Party, as the context may require.

"Taxes": as defined in Section 6.

3. ISSUANCE:

Promptly upon the written request by Account Party for a utilization hereunder (which request must be received by Lender prior to 11:00 A.M. (New York time) on the proposed date of such utilization (which must be a Business Day prior to the Expiration Date), Lender shall inform Account Party of its decision in its sole discretion to accept or reject such request. In lieu of delivering such written notice, Account Party may give Lender telephonic notice of any proposed utilization by the time required herein if it confirms such notice by delivery to Lender of written notice promptly (but in no event later than the date on which such utilization is requested to be made).



4. TERMS OF LETTERS OF CREDIT:

Each Letter of Credit (a) shall be governed by the provisions hereof and of the relevant Application and (b) shall expire on a Business Day no later than one year after the date of its issuance; provided, however, that no Letter of Credit shall expire later than the Maturity Date. Account Party shall pay to


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Lender a commission on each outstanding Letter of Credit at a rate equal to 65 basis points per annum, in each case calculated on the maximum amount available for drawing on the first Business Day of each calendar quarter and payable in advance on such first Business Day. In addition, Account Party shall pay to Lender a non-refundable (a) issuance fee with respect to each Letter of Credit in the amount of $200, payable in advance on the date of issuance of such Letter of Credit and (b) amendment fee with respect to each amendment to any Letter of Credit in the amount of $100, payable in advance on the date of such amendment.

5. OVERDUE AMOUNTS:

Amounts due in respect of drawings under Letters of Credit ("Reimbursement Amounts"), interest (to the extent permitted by law) and other amounts due hereunder or under any other Credit Document that are not paid on the date when due shall bear interest (before as well as after judgment) payable on demand at 2% over the Base Rate from and including the date when such payment was due to, but excluding, the date of receipt of payment.

6. CALCULATIONS; PAYMENTS:

All calculations of interest hereunder shall be made on the basis of a 360-day year for the actual number of days elapsed. All payments of Reimbursement Amounts, interest or other amounts due under the Credit Documents shall be made without set-off, counterclaim or any other deduction no later than 11:00 A.M. (New York time) on the date when due in immediately available funds at the offices of Lender for its account. If any such payment falls due on a day which is not a Business Day, the date of payment shall be the preceding Business Day. Any and all payments by Account Party under the Credit Documents shall be made free and clear of any and all present or future taxes, levies, deductions, imposts, charges or withholdings, imposed by any governmental authority, excluding taxes imposed on the overall net income of the Lender (all such non-excluded taxes, levies, deductions, imposts, charges, and withholdings being hereinafter called "Taxes"). If Account Party shall be required by law to deduct any Taxes from or in respect of any sum payable under the Credit Documents to the Lender, (i) Account Party shall forthwith pay to the Lender such additional amounts as may be necessary so that after making all required deductions for Taxes the Lender receives an amount equal to the sum it would have received had no such deductions been made and (ii) Account Party shall make such deductions and shall pay the full amount deducted to the relevant taxing authority in accordance with applicable law. Account Party shall, upon request, provide appropriate documentation, including receipts, evidencing payment by Account Party of any such Taxes. The obligations of Account Party under this Section 6 shall survive the termination of this Agreement, the repayment of all Reimbursement Amounts and all other amounts payable hereunder and under the other Credit Documents.

7. INCREASED COSTS:

In the event of the introduction of, or any change in, any applicable law, rule, regulation or official directive (whether or not having the force of law), or in the interpretation or application thereof by any governmental authority after the date hereof which results in an increase in the cost to Lender of making or maintaining, or which reduces the rate of return on capital of Lender as a consequence of its obligations with respect to, Letters of Credit by reason of reserve, capital adequacy or similar requirements, or which results in a reduction of amounts otherwise receivable by Lender from Account Party of Reimbursement Amounts, interest or other fees and charges hereunder and thereunder by reason of any tax (other than tax on the overall net income of Lender), levy, impost, fee, charge, withholding or similar requirements of any kind, Account Party will pay to Lender upon demand an amount equal to such actual increased cost or reduction. If Account Party becomes liable for the payment of any additional amounts by reason of the immediately preceding sentence, it may avoid further liability for such additional amounts by seeking and obtaining replacements of such Letters of Credit from other financial institutions satisfactory to Lender which fully cancel all obligations of Lender under such Letters of Credit (which shall thereupon be promptly returned to Lender) and the relevant Application and paying to Lender in full on the date of replacement all Reimbursement Amounts, interest, fees and other amounts or charges due relating to such obligations. The obligations of Account

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Party under this Section 7 shall survive the termination of this Agreement, the repayment of all Reimbursement Amounts and all other amounts payable hereunder and under the other Credit Documents.

8. REPRESENTATIONS AND WARRANTIES:

The Account Party represents and warrants as of the date hereof and as of the date that each Letter of Credit is issued that:

                  (i) (a) each of the Account Party and the Parent is duly organized and validly existing under the laws of the State of Delaware and the Republic of France, respectively, (b) each is in good standing therein, (c) each is duly qualified to transact business in all jurisdictions where such qualification is necessary, (d) no consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any governmental authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of any of the Credit Documents to which each is a party and (e) each has the legal right and corporate power and authority to execute and deliver the Credit Documents to which it is a party and all documents, instruments and agreements related thereto and perform the transactions and agreements contemplated thereby;

                  (ii) the execution, delivery and performance of the Credit Documents to which each of the Account Party and the Parent are a party have been duly authorized by all necessary corporate action;

                  (iii) the Credit Documents to which each of the Account Party and the Parent are a party have been duly executed and delivered by the Account Party and the Parent, as the case may be, and constitute the legal, valid and binding obligations of or each such party, enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

                  (iv) neither the Account Party nor the Parent is not in default under any agreement to which either is a party or by which their respective assets or properties are bound and the execution and delivery of, and the performance by each under, the Credit Documents to which it is a party do not and will not contravene any Requirement of Law, nor result in a breach or default under any agreement to which either is a party or by which their respective assets or properties are bound;

                  (v) there are no actions, suits or proceedings of any kind pending or threatened against Account Party, the Parent or their respective assets or properties which, in any one case or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

                  (vi) the consolidated balance sheet of the Parent dated as of, and the related statements of income and retained earnings and cash flows for the fiscal year ended, December 31, 2001 reported on by Deloitte and Touche LLP, copies of which have heretofore been furnished to Lender, fairly present the consolidated financial position of the Parent and its consolidated Subsidiaries as of December 31, 2001 and the results of their consolidated operations for the fiscal year then ended, all in conformity with FRENCH GAAP and since December 31, 2001 there has been no development or event nor any prospective development or event which has had, or could reasonably be expected to have, a Material Adverse Effect;

                  (vii) each of the Account Party and the Parent is in compliance with all Requirements of Law except where such non-compliance could not reasonably be expected to have a Material Adverse Effect;

                  (viii) each of the Account Party and the Parent has filed or caused to be filed all Federal, state and local tax returns which are required to be filed by it, and has paid or has made

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provision for the payment of all taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessments it is contesting in good faith by appropriate proceedings and with respect to which it shall, to the extent required by GAAP (in the case of Account Party) or French GAAP (in the case of the Parent), have set aside adequate reserves on its books;

                  (ix) no part of the proceeds of any Letter of Credit will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of such quoted terms under Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States or for any purpose which violates, or which would cause Lender to violate, the provisions of any such regulations; and

                  (x) neither the Account Party nor the Parent is subject to regulation under the Public Utility Holding Company Act of 1935 or the Investment Company Act of 1940, each as amended, or to any Federal or state statutes or regulations limiting their ability to incur the indebtedness contemplated under, or otherwise affecting the validity or enforceability of, the Credit Documents to which each is a party.

9. COVENANTS:

Until the later of (a) the Expiration Date and (b) the date on which all obligations of Account Party in respect of the Credit Documents are indefeasibly paid in cash in full and all Letters of Credit have expired or been released by the beneficiaries thereof and tendered to Lender for cancellation, Account Party agrees and covenants with Lender as follows: (i) Account Party shall provide Lender with (A) the Parent's annual consolidated financial statements within 90 days after the end of each of its fiscal years, (B) the Parent's quarterly consolidated financial statements within 45 days after the end of each of the first three fiscal quarters of each of its fiscal years and (C) prompt written notice of any Default or Event of Default; (ii) Account Party shall continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and comply with its material contractual obligations; (iii) Account Party shall not convey, sell, lease, transfer or otherwise dispose of, or create, assume or suffer to exist any Lien on, all or any material portion of its assets (in each case, whether in one transaction or in a series of transactions), except for the receivables and/or assets pledged to JPMorgan Chase Bank pursuant to the $15,000,000 Revolving Discretionary Line of Credit from JPMorgan Chase Bank to the Account Party dated April 11, 2002; (iv) Account Party shall not consolidate with, or merge into, any other Person (unless Account Party is the surviving corporation and no Default or Event of Default shall have occurred and be continuing or result therefrom) and (v) the Account Party's obligations hereunder shall rank pari passu with all other unsecured and unsubordinated indebtedness of Account Party.

10. EVENTS OF DEFAULT:

The occurrence of any one or more of the following events shall constitute an "Event of Default" under the Credit Documents:

                  (i) if Account Party shall (a) fail to reimburse any Reimbursement Amount when due and payable or (b) fail to pay interest on any other amounts due under the Credit Documents within 3 days of the date on which such payment of interest or other amount was due and payable;

                  (ii) if Account Party shall fail to perform any of its obligations for the payment of any Indebtedness in an aggregate amount in excess of U.S.$5,000,000 (other than Indebtedness described in subsection 10(i)) when due (whether at scheduled maturity or upon acceleration, demand or otherwise) or if Account Party shall default under any agreement or instrument relating to such Indebtedness or any other event shall occur and continue after any grace period applicable thereto, if the effect of such default or event is to accelerate, or permit the acceleration of, the maturity of such Indebtedness;

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                  (iii) if the Parent, Account Party or any Subsidiary shall:

                           (a) commence a voluntary case or other proceeding
                  seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any material part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing; or

                           (b) suffer the commencement of an involuntary case or
                  other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any material part of its property, and such involuntary case or other proceeding shall not be controverted by appropriate proceedings within 30 days of the commencement thereof or shall remain undismissed or undischarged for a period of 60 days; or suffer the entry of an order for relief or be adjudicated a bankrupt or insolvent under the bankruptcy, insolvency or similar laws of any competent jurisdiction;

                  (iv) if any representation, warranty or statement made by the Parent or Account Party in any Credit Document to which it is a party or in any certificate or statement furnished pursuant to, or in connection with, any Credit Document shall prove to have been incorrect, misleading or incomplete in any material respect when made or deemed made;

                  (v) if the Parent or Account Party shall fail to perform or observe any term, covenant or agreement on its part to be performed or observed pursuant to any Credit Document to which each is a party (other than those covered by subsection 10(i));

                  (vi) if one or more judgments or decrees shall be entered against the Parent, Account Party or any of their respective Subsidiaries involving in the aggregate for all such Persons a liability (not paid or fully covered by insurance) of U.S.$5,000,000 or more and all such judgments and decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;

                  (vii) if the Guarantee shall at any time cease to be in full force and effect, or the Parent shall at any time deny its liability thereunder;

                  (viii) if there shall occur any of the events of default set forth in any Application, provided, however, that to the extent any such event of default is inconsistent with the Events of Default under this Agreement, this Agreement shall control;

                  (ix) if an event shall occur with respect to the Parent, Account Party or any of their respective Subsidiaries which, in the sole judgment of Lender, could reasonably be expected to have a Material Adverse Effect; or

                  (x) if a Change of Control shall occur.

Upon the occurrence of any Event of Default (other than any Event of Default specified in subsection 10(iii) in respect of the Parent or Account Party), Lender may, by written notice to Account Party, declare this Agreement canceled and/or declare all amounts outstanding under this Agreement and the Applications (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required

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thereunder) to be immediately due and payable in full, whereupon this Agreement shall be canceled and/or such amounts shall become immediately due and payable; provided, however, that upon the occurrence of any Event of Default specified in subsection 10(iii) in respect of the Parent or Account Party, this Agreement automatically shall be canceled and all such amounts outstanding automatically shall become immediately due and payable in full, in each case without notice, presentment, demand, protest or other action of any kind, all of which are hereby expressly waived by Account Party.

With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the immediately preceding paragraph, Account Party shall at such time deposit in a cash collateral account (the "Collateral Account") maintained by Account Party with Lender an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. The Collateral Account (and any and all funds and investments held therein) shall be held in the name of, and subject to the sole dominion and control of, Lender, as cash collateral for the reimbursement obligations of Account Party in the event of any drawing under a Letter of Credit. Any and all amounts held in the Collateral Account shall be applied by Lender to satisfy Account Party's L/C Obligations for which Lender has not been reimbursed and to pay for drawings under Letters of Credit, and any unused portion of such amounts after all Letters of Credit shall have expired or been fully drawn upon and all L/C Obligations shall have been satisfied, shall be applied to repay other obligations of Account Party under this Agreement and the other Credit Documents. Except as expressly provided in this Section, notice, presentment, demand, protest and any other action of any kind are hereby expressly waived by Account Party.

Account Party hereby grants to Lender a security interest in, and right of set-off against, any and all funds and investments held in the Collateral Account from time to time and any instrument evidencing the foregoing to secure the obligations of Account Party hereunder in respect of Letters of Credit, any and all reimbursement obligations arising in connection therewith and other obligations under this Agreement and the other Credit Documents.

Lender shall have the rights, powers and remedies of a secured party under the Uniform Commercial Code as in effect from time to time in the State of New York with respect to the funds and investments held in the Collateral Account from time to time. Account Party shall take such actions from time to time as Lender may reasonably request to perfect and preserve the security interests provided for in this Agreement.

Lender shall release all funds and investments held in the Collateral Account to, or upon the order of, Account Party (or as a court of competent jurisdiction may otherwise direct) upon the later to occur of the date that (i) this Agreement and the other Credit Documents terminate and (ii) all obligations of Account Party under all Letters of Credit and all L/C Obligations are satisfied and indefeasibly paid in full and such Letters of Credit have been cancelled or expired and all amounts drawn thereunder have been reimbursed in full.

The rights and remedies of Lender under this Agreement are in addition to, and not in substitution of, the rights and remedies Lender is entitled to exercise at law, in equity and under the other Credit Documents.



11. EFFECTIVENESS OF AGREEMENT; CONDITIONS PRECEDENT:

The effectiveness of this Agreement is subject to receipt by Lender, in form and substance satisfactory to it, of each of the following:

                  (i) a copy of the articles of incorporation or comparable organizational document of Account Party, duly certified by the Secretary of State of Delaware as of a recent date;

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                  (ii) a copy of the by-laws or comparable organizational
document of Account Party, duly certified by Account Party's Secretary or Assistant Secretary as in full force and effect;

                  (iii) a copy of Account Party's resolutions certified by the Secretary or Assistant Secretary of Account Party authorizing Account Party to enter into the transactions contemplated by the Credit Documents to which Account Party is a party, including, without limitation, directing Lender to issue Letters of Credit for its account in the aggregate amount contemplated hereunder, and evidencing the authority of the officer(s) named therein to sign the Credit Documents and such other documents on behalf of Account Party as Lender shall require;

                  (iv) a certificate of incumbency and specimen signatures of the authorized signers of the Credit Documents issued by the Secretary or Assistant Secretary of Account Party;

                  (v) an originally executed counterpart of the Guarantee, duly executed by the Parent;

                  (vi) a letter from the process agent specified in Section 19 agreeing to act as agent of the Parent for the purposes specified therein for the period through and including the Maturity Date;

                  (vii) a legal opinion of counsel to the Account Party and the Parent as to such matters as the Lender shall reasonably request; and

                  (viii) such other documents, instruments or agreements as Lender shall reasonably request.

An additional condition precedent to the issuance of a Letter of Credit is the receipt by Lender of a duly executed Application in respect of such Letter of Credit.

Each utilization by Account Party hereunder shall constitute a representation and warranty that (a) each of the representations and warranties made by Account Party contained herein or in any other Credit Document shall be true and correct on and as of the date of such utilization as if made on and as of such date and
(b) no Default or Event of Default exists (either immediately before or immediately after giving effect to such utilization).

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12. AUTHORIZATION TO DEBIT; RIGHT OF SET-OFF:

With respect to the payment of amounts due hereunder, Account Party hereby authorizes Lender to debit any demand deposit account of Account Party maintained with Lender for such amount when due. In the event Account Party shall default in the payment of any amount due hereunder or under the other Credit Documents, Lender shall have the right to set off and apply any deposit, general or special, time or demand, provisional or final, at any time held or owing by any branch or office of Credit Lyonnais S.A. to, or for the credit of, Account Party.

13. INDEMNITY:

Account Party agrees: (a) to pay or reimburse Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under any Credit Document and any other document prepared in connection therewith (including, without limitation, fees and disbursements of counsel to Lender), (b) to pay, indemnify and hold Lender harmless from any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of, any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other document, (c) to pay, indemnify and hold Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions (whether sounding in contract, in tort or on any other ground), judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance or administration of, or in any other way arising out of or relating to, any Credit Document or any other documents contemplated by or referred to therein or any action taken or omitted to be taken by Lender with respect to any of the foregoing (all the foregoing, collectively, the "Indemnified Liabilities"); provided, however, that Account Party shall have no obligation hereunder to Lender with respect to Indemnified Liabilities arising solely from the gross negligence or willful misconduct of Lender. Without prejudice to the survival of any other provision hereof, the obligations of Account Party under this Section 13 shall survive the termination of this Agreement, the repayment of all Reimbursement Amounts and all other amounts payable hereunder and under the other Credit Documents.

14. GOVERNING LAW:

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

15. NO WAIVER; SEVERABILITY; INTEGRATION:

The failure or delay by Lender to exercise any right, power or remedy under this Agreement or any other Credit Document or with respect to the indebtedness evidenced hereby or thereby shall not operate as a waiver thereof, nor shall the exercise of any single or partial right, power or remedy preclude any other or further exercise of the same or any other right, power or remedy. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement and the other Credit Documents constitute the entire agreement and understanding between the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

16.   JURISDICTION; VENUE; WAIVER OF JURY TRIAL:

Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State or federal court of the United States of America sitting in New York City, whether trial or appellate, in any action or proceeding arising out of, or relating to, this Agreement or any of the other Credit Documents, or for recognition or enforcement of any judgment in respect thereof, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court and consents that any such action or proceeding may be brought in such courts and waives to the fullest extent permitted by law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Credit Documents in the courts of any jurisdiction.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR RELATING TO, ANY CREDIT DOCUMENT OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

17. SUCCESSORS AND ASSIGNS:

This Agreement shall be binding upon and inure to the benefit of Account Party, Lender and their respective successors and assigns, except that Account Party may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of Lender.

18. ASSIGNMENTS:

Lender may, at any time and from time to time, assign to any branch, lending office or affiliate of Credit Lyonnais S.A. all or any part of its rights and obligations under the Credit Documents by notification thereof to Account Party.

19. SERVICE OF PROCESS:

Account Party shall appoint, or cause to be appointed, CT Corporation System as process agent for and on behalf of the Parent to receive service of process in any suit, action or proceeding relating to this Agreement or the other Credit Documents. If for any reason such process agent is unable to act as such, Account Party will promptly notify the Lender and within thirty (30) days appoint, or cause to be appointed, a substitute process agent acceptable to the Lender. Nothing in this Agreement or any other Credit Document will affect the right of the Lender to serve process in any other manner permitted by law.

20. RATIFICATION OF OBLIGATIONS:

Account Party hereby confirms that all obligations undertaken by it in respect of the Letters of Credit identified on Schedule A hereto, which is hereby incorporated by reference, heretofore issued shall be deemed to have been issued pursuant to the terms hereof, all of which obligations are hereby ratified and confirmed by Account Party in all respects.

If the foregoing is acceptable, kindly acknowledge your agreement with the terms and conditions hereof by having one original copy of this Agreement signed by duly authorized officer(s) of Account Party (pursuant to its resolutions) and returned to Lender as soon as possible.

                                         Yours truly,

                                         CREDIT LYONNAIS
                                              NEW YORK BRANCH

                                         By:
                                            ------------------------------------
                                              Name:
                                                    ----------------------------
                                              Title:
                                                     ---------------------------

                                         Address for Notices:

                                         1301 Avenue of the Americas
                                         New York, New York  10019
                                         Attn:
                                               ---------------------------------

                                         ---------------------------------------

                                         Facsimile Number: 212
                                                               -----------------
                                         E-mail Address:
                                                         -----------------------
Acknowledged and Agreed:

WORLDWIDE FLIGHT SERVICES INC.

By:
   ----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------


Address for Notices:

1001 West Euless Boulevard, Suite 320
Euless, Texas 76040

Facsimile Number:  (817) 665-3427
E-mail Address:
                ---------------------